July 27, 2017
Dear Shareholder,
I am writing to notify you of a change that will affect your stock account with the Federal Home Loan Bank of Boston (the Bank) beginning Friday, August 11, 2017.
As announced in a letter to all shareholders on May 1, 2017, the Bank initiated a process of conducting daily repurchases of excess capital stock beginning June 1, 2017. Under this process, the Bank determines which shareholders hold excess stock (based on stock balances at close of business the previous business day) in an amount that exceeds a “cushion” equal to the lesser of (1) 25 percent of the member’s total stock investment requirement or (2) $10 million. If a shareholder’s stock balance exceeds the cushion by $100,000 or more, the Bank repurchases such shareholder’s excess stock so that its remaining excess stock is equal to the cushion.
Effective August 11, 2017, the calculation of daily stock repurchases will change such that the “cushion” is equal to the lesser of (1) 10 percent of the member’s total stock investment requirement (rather than 25 percent, as is currently the case) or (2) $10 million. The Bank will continue to inform shareholders via email if their excess stock balances were affected by a daily repurchase.
The Bank may suspend or terminate daily repurchases of excess stock at any time without prior notice, subject to the Bank’s capital plan and legal and regulatory requirements. As always, the Bank retains sole discretion whether or not to conduct excess stock repurchases on a case-by-case basis.
For further information, please refer to the FAQ which is posted at http://www.fhlbboston.com/downloads/aboutus/excess_stock_faq.pdf.

Sincerely,

/s/ Frank Nitkiewicz
Frank Nitkiewicz
Executive Vice President and Chief Financial Officer